Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Neuphoria Therapeutics Inc. of our report dated September 30, 2024, relating to the consolidated financial statements of Bionomics Limited, appearing in the Annual Report on Form 10-K of Bionomics Limited for the fiscal year ended June 30, 2024.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

January 27, 2025